Exhibit 3

     RESOLVED, that, with due consideration of all relevant factors, including but not limited to the value of the Fund’s aggregate assets to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund, the renewal of the Fund’s fidelity bond against larceny and embezzlement, in the amount of $750,000, in substantially the form, including terms and coverage, presented at the meeting, covering certain officers and employees of the Fund, as required by Rule 17g-1 under the Investment Company Act of 1940 (the “1940 Act”), be and it hereby is, approved, adopted and ratified by the Board of Directors (all voting), and separately by the Directors who are not “interested persons” of the Fund, as defined in the 1940 Act; and

     FURTHER RESOLVED, that the Directors hereby designate the Secretary of the Fund as the officer who shall make the requisite filings with the Securities and Exchange Commission (the “SEC”) and give all notices to the Directors which shall at any time be required by paragraph (g) of such Rule 17g-1.